Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and

Supplemental Schedules

December 31, 2002, 2001 and 2000

TCF Employees Stock Purchase Plan

Index - Financial Statements and Schedules

Independent Auditors’ Report

The Board of Directors of TCF Financial Corporation and

The Plan Sponsor and Plan Administrator of the

TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (“the Plan”) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2002.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

June 13, 2003
Minneapolis, Minnesota

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	At December 31,
	2002	2001
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund:
TCF Financial Corporation stock	$179,288,468	$197,125,254
Cash and accrued interest receivable	200,352	200,541
Total TCF Financial Corporation Stock Fund	179,488,820	197,325,795
TCF Financial Corporation stock (held for in-kind distributions)	—	126,619
Mutual funds	2,251,638	2,354,752
Money market fund	1,704,524	468,209
Total investments	183,444,982	200,275,375
Cash and accrued interest receivable	6,790	438
Total assets	183,451,772	200,275,813

Liabilities:
Due to broker on purchase of securities	—	64,918

Net assets available for plan benefits	$183,451,772	$200,210,895

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2002	2001	2000
Investment income:
Dividends	$4,780,720	$4,256,429	$3,691,963
Interest	7,350	79,772	65,318
Total investment income	4,788,070	4,336,201	3,757,281

Net appreciation/(depreciation):
Realized gain/(loss) on distributions and sales:
TCF Financial Corporation Stock Fund	10,061,480	11,188,184	10,504,336
Mutual funds	(92,834)	(37,103)	—

Change in unrealized appreciation/(depreciation) of investments:
TCF Financial Corporation Stock Fund	(27,132,463)	1,492,260	76,293,967
Mutual funds	(80,962)	(59,253)	—
Total net appreciation/(depreciation)	(17,244,779)	12,584,088	86,798,303

Deposits and contributions:
Participant deposits	10,493,237	9,153,401	7,831,267
Employer cash contributions	3,638,404	2,958,229	2,648,012
Total deposits and contributions	14,131,641	12,111,630	10,479,279

Distributions:
Withdrawals and terminations	(15,613,471)	(20,112,220)	(16,708,127)
Dividends	(2,608,710)	(4,190,383)	(3,667,405)
Total distributions	(18,222,181)	(24,302,603)	(20,375,532)

Administrative expenses	(211,874)	(344,852)	(148,535)

Increase/(decrease) in net assets available for plan benefits	(16,759,123)	4,384,464	80,510,796

Net assets available for plan benefits:
Beginning of year	200,210,895	195,826,431	115,315,635
End of year	$183,451,772	$200,210,895	$195,826,431

See accompanying notes to financial statements

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                                  Accounting Policies

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at fair value.  Purchases and sales of investments are recorded on a trade-date basis. The cost of Plan investments sold is determined by the average cost method.  Benefits are recorded when paid.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in prior periods have been reclassified in order to conform with the current year’s presentation.

(2)                                  Employees Stock Purchase Plan

The Plan was adopted by the Board of Directors of TCF National Bank (“TCF Bank”), formerly TCF National Bank Minnesota, and approved by its stockholders effective January 1, 1987 as the TCF Employees Stock Bonus Plan - 401(k).  Effective October 1, 1988, the Plan was amended and restated as the TCF Employees Stock Ownership Plan - 401(k).  Effective January 1, 1998, the Plan was renamed as the TCF Employees Stock Purchase Plan. The Plan is intended to meet the requirements for qualification of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e)(7) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Effective April 1, 2000, the Plan sponsor was changed to TCF Financial Corporation (“TCF Financial”), TCF Bank’s parent corporation.

The Plan was established for the purpose of providing eligible employees with a convenient, tax-advantaged opportunity to invest in the stock of TCF Financial, and to provide an additional source of retirement income.  Prior to January 1, 1998, all “regular stated salary” employees and certain commissioned employees of participating employers, with one year of service, were eligible to participate.  Effective January 1, 1998, employees of a participating employer who have worked 1,000 hours and completed one year of service are eligible to participate in the Plan.  Effective

October 1, 1999, all full- and part-time employees became eligible to participate in the Plan.  Effective April 2, 2001, participants aged 50 or older may elect to invest any portion or all of their Plan account in TCF Financial Corporation common stock or in any or all of the offered mutual fund investments (a total of ten and nine different funds available for the years ended December 31, 2002 and 2001, respectively).  Eligible participants may contribute, in increments of 1%, to the following investment options: Putnam U.S. Government Income Trust, Putnam Asset Allocation Conservative Fund, Putnam Fund for Growth and Income, Putnam Utilities Growth and Income Fund, Putnam Asset Allocation Balanced Fund, Putnam International Growth Fund, Putnam Investors Fund, Putnam Voyager Fund, Putnam Asset Allocation Growth Fund, Putnam Money Market Fund and TCF Financial Corporation Stock Fund.

Effective January 4, 2002, participants could elect to invest up to 97% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, subject to IRS limitations.  Previously, participants could invest up to 18% of their covered pay on a tax-deferred basis, as amended on November 9, 2001.  Prior to this amendment, participants could elect to invest up to 12% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, with certain limitations.  Subsequent to the 2002 Plan year and effective January 1, 2003, participants may elect to invest up to 50% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, with certain limitations.  The aggregate contributions are subject to the Internal Revenue Service (“IRS”) maximum annual limits of $11,000 and $10,500 during 2002 and 2001, respectively.

Participating employers match the contributions of employees who have worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee’s covered pay. Employer contributions are made in the form of TCF Financial Corporation common stock or cash.  Cash contributions are invested in TCF Financial Corporation common stock or participant directed investments shortly after the date contributed.

Dividends paid on the TCF Financial Corporation Stock Fund are paid in cash to the participant, or, effective January 1, 2002, may be reinvested in the fund at the election of the participant.  Dividends paid on the mutual funds are reinvested in the mutual funds.

US Bank National Association (“US Bank” or “Trustee”) is the trustee of the Plan appointed to serve under the trust agreement.

With the concurrence of TCF Financial, US Bank is authorized to borrow funds for purchases of TCF Financial Corporation common stock.  As of December 31, 2002 and 2001 no such loans had occurred.  The Plan provides that the only sources of repayment are employer contributions made in the usual course of operation of the Plan and/or a guarantee from TCF Financial.  Employee contributions will not be used in any event to repay such loans and TCF Bank is prohibited from guaranteeing any such loans. Shares purchased with the proceeds of any such loans initially will be held unallocated in the Plan, and then released and allocated to the matching accounts of employees as payments are made on the loan.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit. These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

Participant deposits to the Plan are fully vested at all times. Participants’ interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of vesting service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Amounts, which have been forfeited in accordance with provisions of the Plan, are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, Plan administration expenses and reduction of employer contributions as defined.  Other Plan obligations are paid directly by TCF Bank.  Administrative expenses paid by TCF Bank during 2002, 2001 and 2000 totaled $437,974, $368,561 and $211,955, respectively.  Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may terminate the Plan at any time as to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

(3)           Prefunded Employer Contribution

On January 22, 2001, TCF Financial contributed $1.5 million to the Plan to prefund a portion of the employer match for 2001.  The Plan purchased 39,154 shares of TCF Financial Corporation common stock, which were held in an unallocated account. Shares were released, at fair value, from the unallocated account each pay period to match employee contributions.  Dividends paid on these unallocated shares were used to purchase additional unallocated shares. Employer contributions for 2001 totaled   $3.0 million, which included unrealized appreciation of $42,594.  All shares had been allocated to participant accounts at the end of 2001.

On February 23, 2000, TCF Bank, the Plan sponsor at the time of the funding, contributed $1.5 million to the Plan to prefund a portion of the employer match for 2000.  The Plan purchased 74,919 shares of TCF Financial Corporation common stock, which were held in an unallocated account.  Shares were released, at fair value, from the unallocated account each pay period to match employee contributions.  Dividends paid on these unallocated shares were used to purchase additional unallocated shares. Employer contributions for 2000 totaled $2.6 million, which included unrealized appreciation of $680,756.  All shares had been allocated to participant accounts at the end of 2000.

(4)                                  Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2002		At December 31, 2002
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	Net Assets
TCF Financial Corporation	$83,076	$42,861	$11,573,165
TCF National Bank	8,442,370	2,908,235	144,687,683
TCF Mortgage Corporation	795,642	287,419	16,228,622
TCF Agency Minnesota, Inc.	36,481	10,917	1,098,583
TCF Financial Insurance Agency, Inc.	205,679	63,061	2,624,234
Winthrop Resources Corporation	409,768	156,141	3,049,906
Great Lakes Mortgage LLC	14,153	2,964	43,607
TCF Leasing, Inc.	418,505	132,500	1,519,511
TCF Investment Management Inc.	63,601	23,635	1,566,193
TCF Express Trade	23,962	10,671	1,060,268
Total	$10,493,237	$3,638,404	$183,451,772

	Year Ended December 31, 2001		At December 31, 2001
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	Net Assets
TCF Financial Corporation	$76,893	$37,464	$13,986,865
TCF National Bank	7,410,838	2,372,631	157,991,207
TCF Mortgage Corporation	637,999	203,483	17,187,718
TCF Agency Minnesota, Inc.	42,923	11,899	1,156,678
TCF Financial Insurance Agency, Inc.	165,941	56,176	2,617,088
Winthrop Resources Corporation	364,849	136,324	2,938,609
Great Lakes Mortgage LLC	8,746	1,325	29,912
TCF Leasing, Inc.	363,349	106,000	1,295,267
TCF Investment Management Inc.	63,707	23,849	1,911,757
TCF Express Trade	18,156	9,078	1,095,794
Total	$9,153,401	$2,958,229	$200,210,895

(5)                                  Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS indicating that the Plan qualified under Sections 401(a), 409 and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received.  Continued compliance with ERISA is required to maintain this tax-exempt status.  The Plan administrator believes the Plan continues to qualify under provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

The most recent determination letter, received from the IRS subsequent to December 31, 2002, provided a favorable determination regarding the restatement of the Plan document in entirety on April 30, 2001.

(6)                                  Investments Not Directed by Participants

The following schedules disclose information about non-participant directed assets.  Non-participant directed assets are the accounts of participants under 50 years of age:

	At December 31,
	2002	2001
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund	$109,821,483	$120,967,781
Money market fund	125,706	468,209
Total investments	109,947,189	121,435,990
Cash	6,646	1
Accrued interest receivable	144	437
Net assets not directed by participants	$109,953,979	$121,436,428

Significant components of the changes in net assets relating to investments not directed by participants are as follows:

	Year Ended December 31,
	2002	2001
Investment income:
Dividends	$2,804,698	$2,991,227
Interest	4,405	48,262
Total investment income	2,809,103	3,039,489

Net depreciation	(9,363,516)	(2,610,303)

Deposits and contributions:
Participant deposits	8,308,742	7,855,775
Employer contributions	2,862,469	2,520,089
Total deposits and contributions	11,171,211	10,375,864

Assets eligible for participant direction	(6,011,247)	(65,620,750)

Distributions:
Withdrawals and terminations	(7,267,416)	(15,039,068)
Dividends	(2,608,710)	(4,190,383)
Total distributions	(9,876,126)	(19,229,451)

Administrative expenses	(211,874)	(344,852)

Decrease in net assets not directed by participants	(11,482,449)	(74,390,003)

Net assets not directed by participants:
Beginning of year	121,436,428	195,826,431
End of year	$109,953,979	$121,436,428

Prior to April 2, 2001 the Plan participant accounts were invested solely in TCF Financial Corporation common stock.  Effective April 2, 2001, participants age 50 or older may elect to invest any portion or all of their Plan account in the TCF Financial Corporation Stock Fund (invested primarily in TCF Financial Corporation common stock) or in any or all of the offered mutual fund investments (a total of ten and nine different funds available for the years ended December 31, 2002 and 2001, respectively).  Therefore, the 2001 schedule above represents the results of the entire trust from January 1, 2001 to April 1, 2001 and the results of the non-participant directed accounts from April 2, 2001 to December 31, 2001.

(7)           Investments

Plan investments are stated at fair value, determined by quoted market price.  The net unrealized appreciation of investments reflected in Plan equity is as follows:

	Year Ended December 31, 2002
			Unrealized
			Appreciation/
	Cost	Fair Value	(Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$58,600,922	$179,288,468	$120,687,546
Cash and accrued interest receivable	200,352	200,352	—

Total TCF Financial Corporation Stock Fund	58,801,274	179,488,820	120,687,546

Mutual Funds	2,391,853	2,251,638	(140,215)
Money Market Fund	1,704,524	1,704,524	—
	$62,897,651	$183,444,982	$120,547,331

	Year Ended December 31, 2001
			Unrealized
			Appreciation/
	Cost	Fair Value	(Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$49,231,323	$197,051,332	$147,820,009
Cash and accrued interest receivable	200,541	200,541	—
Total TCF Financial Corporation Stock Fund	49,431,864	197,251,873	147,820,009
Mutual Funds	2,414,006	2,354,752	(59,254)
Money Market Fund	668,250	668,250	—
	$52,514,120	$200,274,875	$147,760,755

	Year Ended December 31, 2000
	Cost	Fair Value	Unrealized Appreciation
TCF Financial Corporation stock*	$48,756,044	$195,041,199	$146,285,155
Mutual Funds	—	—	—
Money Market Fund	1,045,489	1,045,489	—
	$49,801,533	$196,086,688	$146,285,155

Individual investments shown in the preceding table which represent five percent or more of plan equity are separately identified (*).

On March 27, 2001, the Plan sold 130,000 shares of TCF Financial Corporation common stock with a market value of $4.3 million as part of providing the additional mutual fund options to participants aged 50 and older.

(8)           Withdrawals and Terminations

Participants can elect to receive distributions from the Plan in the form of cash, shares of TCF Financial Corporation common stock, or mutual fund units in which the participant’s account is invested at the time of the distribution. Distributions and sales are as follows:

	Year Ended December 31, 2002
	Number of Units/Shares	Cost	Fair Value	Gain/(Loss) on Distributions and Sales
TCF Financial Corporation stock	278,412	$3,615,628	$13,677,108	$10,061,480
Mutual Funds	363,676	4,842,034	4,749,200	(92,834)
Money Market Fund	42,646,771	42,646,771	42,646,771	—
	43,288,859	$51,104,433	$61,073,079	$9,968,646

	Year Ended December 31, 2001
	Number of Units/Shares	Cost	Fair Value	Gain/(Loss) on Distributions and Sales
TCF Financial Corporation stock	397,347	$4,593,012	$15,781,196	$11,188,184
Mutual Funds	132,351	1,983,691	1,946,588	(37,103)
Money Market Fund	39,260,624	39,260,624	39,260,624	—
	39,790,322	$45,837,327	$56,988,408	$11,151,081

	Year Ended December 31, 2000
	Number of Units/Shares	Cost	Fair Value	Gain/(Loss) on Distributions and Sales
TCF Financial Corporation stock	603,983	$6,258,192	$16,762,528	$10,504,336
Mutual Funds	—	—	—	—
Money Market Fund	19,087,148	19,087,148	19,087,148	—
	19,691,131	$25,345,340	$35,849,676	$10,504,336

Cash, shares of TCF Financial Corporation common stock and mutual fund units of $18,222,181, $24,302,603 and $20,375,532 were distributed in 2002, 2001 and 2000, respectively.  At December 31, 2002 and 2001, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $84,639 and $135,965 respectively.

The accompanying financial statements for 2002 and 2001 differ from Form 5500, as filed with the Department of Labor, as follows:

	At December 31,
	2002	2001
Net assets available for plan benefits per accompanying financial statements	$183,451,772	$200,210,895
Liabilities including amounts due to participants	(84,639)	(135,965)

Net assets available for plan benefits per Form 5500	$183,367,133	$200,074,930

Forfeitures of unvested employer matching contributions were used to offset plan expenses as disclosed in the following table:

	Year Ended December 31,
	2002	2001	2000

Total forfeitures for the current year	$359,237	$290,290	$204,705
Forfeitures used to fund employer contributions	(68,648)	—	—
Interest on forfeited amounts	861	3,096	1,432
Forfeitures carried over from previous year	7,762	59,228	1,626
Forfeitures used to pay plan expenses	(211,874)	(344,852)	(148,535)
Forfeitures to be used to offset future expenses	$87,338	$7,762	$59,228

If participants are re-hired by a participating employer within the year of termination, unvested forfeitures are returned to the participant’s account.

(9)           Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial Corporation common stock and units of the First American Prime Obligation Class C Institutional Fund of the Trustee.  TCF Financial and the Trustee are parties-in-interest.  These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2002 and 2001, TCF purchased 162,966 shares and 28,907 shares, respectively, of TCF Financial Corporation common stock from the Plan at a cost of $7,934,216 and $1,430,996, respectively. The shares were purchased at fair value with no commissions.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule of Assets (Held at End of Year)

At December 31, 2002

Issuer	Description	Units	Cost	Fair Value

TCF Financial Corporation Stock Fund:
TCF Financial Corporation stock			$58,600,922	$179,288,468
Cash and accrued interest receivable			200,352	200,352
Total TCF Financial Corporation Stock Fund	Stock Fund	14,853,959	$58,801,274	$179,488,820

Putnam U.S. Government Income Trust	Mutual Fund	106,410	$1,386,114	$1,408,874

Putnam Asset Allocation Conservative Fund	Mutual Fund	12,107	$106,999	$96,133

Putnam Fund for Growth and Income	Mutual Fund	21,196	$364,974	$299,713

Putnam Utilities Growth and Income Fund	Mutual Fund	7,440	$83,021	$52,604

Putnam Asset Allocation Balanced Fund	Mutual Fund	19,621	$191,942	$164,029

Putnam International Growth Fund	Mutual Fund	4,173	$83,955	$68,480

Putnam Investors Fund	Mutual Fund	5,658	$50,028	$49,788

Putnam Voyager Fund	Mutual Fund	6,421	$86,124	$81,607

Putnam Asset Allocation Growth Fund	Mutual Fund	3,840	$38,696	$30,410

Putnam Money Market Fund	Money Market Fund	1,626,642	$1,626,642	$1,626,642

First American Prime Obligation Class C Institutional Fund*	Money Market Fund	77,882	$77,882	$77,882

See accompanying independent auditors’ report.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule of Reportable Transactions

Year Ended December 31, 2002

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Net Gain

TCF Financial Corporation stock*	32	28	$12,513,659	$13,677,108	$10,061,480

First American Prime Obligation Class C Institutional Fund*	328	427	$42,623,282	$42,111,601	$—

*Parties-in-interest

See accompanying independent auditors’ report.